EXHIBIT 10(f)

                                 August 16, 2001

Mr. Robert A. Lutz
3966 Pleasant Lake Road
Ann Arbor, MI 48103

Dear Bob:

I am extremely pleased to confirm our offer of employment to you. If you accept our offer, your employment with General Motors Corporation will commence on September 1, 2001 and you will assume the position of Vice Chairman in charge of Product Development and agree to serve in that capacity for three years.
You will be located at our headquarters office in Detroit, Michigan and our Technical Center in Warren, Michigan and report to me as the Chief Executive Officer of the Company, and work closely with Ron Zarrella on North America product development matters. You will be a member of both the Global Automotive Strategy Board and the North America Strategy Board. Please indicate your acceptance by signing below and returning the original to me.

Your starting base salary will be the same as that of the Company's current Vice Chairman as of the date of this letter. Your base salary, and other components of pay, will be reviewed periodically by the Executive Compensation Committee of the Board of Directors (the "Executive Compensation Committee") and, based on that review, may be adjusted. Your annual cash bonus will be dependent upon Corporate performance relative to the performance matrices approved by the Executive Compensation Committee, but in no case will your bonus be less than $1,500,000 for your first twelve months of employment and $1,000,000 for the second twelve months. You will be eligible to defer salary and/or bonus payments, to the extent permitted under the Company's deferred compensation program.

You will be eligible to participate in the Company's Stock Incentive Plan, Stock Performance Program, and Net Margin Grant Program. Your stock option grant for 2001 will be commensurate with the Vice Chairman position and granted on September 1, 2001, with one-third of the grant vesting on each of the three annual anniversaries following the grant date. Subsequent grants will be made in 2003 and 2004 at the normal timing for executive grants. The 2004 grant will vest one-third on September 1, 2004 with subsequent equal vestings on the following grant anniversary dates. All options, following vesting, shall remain exercisable for the remainder of their original ten-year term. Your target share-value under the Stock Performance Program (the "SPP") for the 2000-2002 and 2001-2003 cycles will be commensurate with those of the Vice Chairman position. Awards under the SPP are delivered in shares at the end of a three-year period. Under the Net Margin Program, you will receive a one-time stock grant of 19,228 shares of $1-2/3 par value common stock if the Company meets its net margin goal (based on a four quarter rolling average) within the perfor-mance period of October 1, 2000 to December 31, 2003.











                                      IV-6


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Mr. Robert A. Lutz
Page Two
August 16, 2001



You will also receive a special grant of approximately 80,000 restricted stock units, based on the average of the high and low trading price of $1-2/3 par value common stock on September 1, 2001. Provided you meet certain performance goals, as established by the Executive Compensation Committee after consultation with you, these restricted stock units will vest 33-1/3% on each of the first three anniversaries of your date of hire. Each quarter, you will receive a dividend equivalent payment in cash based on the number of your unvested restricted stock units commencing in December 2001. In case of your total and permanent disability, such vesting will continue; however, upon death, vesting will be accelerated and such shares will be delivered to your beneficiaries.

You will be entitled to the Company's standard package of benefits and perquisites available to executives at your level. Your participation in these plans, as well as any other compensation or benefits plans referenced above, will be controlled by the terms of those plans. If your employment terminates prior to the end of your three-year agreement, we will work with you on a mutually satisfactory severance arrangement.

As a condition of your acceptance of our offer of employment, you will be required to execute the attached Compensation Statement. Also, please note that executives at your level are normally expected under the Company's ownership guidelines to achieve a level of ownership equal to five times base salary. Reflecting your three-year employment term, you should achieve an ownership level at least three times your base salary.

Bob, I am excited about the prospect of your joining our team, and confident that together we will succeed. Please feel free to call with any questions you may have.

                              Sincerely,

                              /s/ G. R. Wagoner, Jr.

                              G. R. Wagoner, Jr.

AGREED AND ACCEPTED BY:



/s/ Robert A. Lutz
-------------------------
Robert A. Lutz



8/18/01
-------------------------
Date





                                      IV-7

                             COMPENSATION STATEMENT



Commencing:  September 1, 2001


I agree I am classified as an exempt employee for purposes of the Fair Labor Standards Act, and the salary provided to me pursuant to the letter agreement of even date herewith will be my total salary during each monthly period in which GM continues it in effect for all hours worked, including overtime.

I acknowledge that I will become aware of trade secrets or other confidential and/or proprietary information concerning GM, the disclosure of which will cause irreparable harm to the Corporation. I agree that I will not disclose to any person or entity any such trade secret, confidential and/or proprietary information and, upon termination of my employment with GM, I shall return all documents or other materials containing such information to GM. I also acknowledge that I will not disclose to GM or its employees any trade secrets or other confidential and/or proprietary information of any prior employer without the specific written authorization of the prior employer. I represent that I am not subject to any agreements that would preclude my employment with GM.

For a period of one year immediately following my termination of employment with GM or any of its subsidiaries for any reason, I will not, without the prior written consent of the GM Chief Executive Officer, engage in or perform any services of a similar nature to those I performed at GM for any other corporation or business engaged in the design, manufacture, development, promotion, sale, or financing of automobiles or trucks within North America, Latin America, Asia, Australia, or Europe in competition with GM, any of its subsidiaries or affiliates, or any joint ventures to which GM or any of its subsidiaries or affiliates is a party. If the terms of this paragraph are found by a court to be unenforceable due to the duration, products or territory covered, such court shall be authorized to interpret these terms in a manner that makes the paragraph enforceable within that particular jurisdiction.

This Statement reaffirms that my employment is from month-to-month on a calendar month basis and I acknowledge that except as provided in the letter agreements of even date herewith, GM retains the right in its discretion to increase or decrease my compensation. The parties agree Michigan law applies to this Compensation Statement even if I am employed outside the state.

I agree that my job responsibilities with GM and a significant portion of my compensation as more fully described in the letter agreements of even date herewith are consideration for the confidentiality and non-compete agreements noted above.

No modification or amendment of this Compensation Statement will be effective unless it is in writing and signed by both parties.


/s/ Robert  A. Lutz                 /s/ G. Richard Wagoner, Jr.
------------------------------      -------------------------------------
Employee                            General Motors Corporation



8/18/01                             8/16/01
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Date                                Date





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